Exhibit 99.1

MasterCraft Boat Holdings, Inc. Reports Fiscal 2020 Second Quarter Results

VONORE, Tenn. – February 5, 2020 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for its fiscal 2020 second quarter ended December 29, 2019.

Second Quarter Highlights:

•	Net sales for the second quarter decreased to $99.6 million, down 18.0 percent from $121.5 million in the prior-year period.
•	GAAP net income was $6.9 million, down 32.5 percent from $10.2 million in the prior-year period.
•	GAAP diluted earnings per share decreased in the second quarter by $0.17, or 31.5 percent to $0.37, from the prior year period.
•	Diluted Adjusted Net Income per share, a non-GAAP measure, was $0.43 compared to $0.64 in the prior-year period.
•	Adjusted EBITDA, a non-GAAP measure, declined 27.2 percent to $13.6 million from $18.6 million in the prior-year period.
•	The second Aviara model, the AV36, was launched and began selling during the second quarter.
•	During the quarter, the company paid down $8.3 million in long-term debt, including $6.0 million of voluntary prepayments.

Fred Brightbill, Chief Executive Officer, commented, “MasterCraft delivered results slightly ahead of our expectations for the fiscal second quarter as we continued to make progress across a number of our operational focus areas, including efficiently managing our production around the GM strike, further right-sizing our dealer inventory, executing operational excellence initiatives and advancing the start-up of our new Aviara brand. The combination of wholesale production decreases across our segments and strategic retail rebates, in what is the slowest retail quarter of the year, resulted in dealer pipeline right-sizing in-line with our plan. We believe the actions we are taking, coupled with our diverse portfolio of brands and commitment to delivering differentiated, best in class products and experiences for our customers, position us well in the current environment and set us up for renewed growth in fiscal 2021.”

Brightbill continued, “I am excited about the opportunity to lead MasterCraft as CEO. As part of my transition to the permanent CEO role, I spent time collecting valuable feedback from our customers, dealers, employees, business partners, and investors to hear directly from them about their perspectives on MasterCraft’s strengths and future opportunities. With these insights and following a thorough top-to-bottom evaluation of the business, we have implemented a new strategic growth plan with a relentless focus on improving the customer experience, expanding brand awareness, further advancing operational excellence and developing a customer-focused culture, all at minimal incremental cost to the Company. I am confident that with a renewed focus on these initiatives, MasterCraft will be better positioned to increase our share of the boating market across all our brands and generate significant value for the Company and our shareholders.”

Second Quarter Results

Net Sales for the second quarter were $99.6 million, a decrease of $21.9 million, or 18.0 percent, compared to $121.5 million for the prior-year period. The decrease was primarily due to:

•

a reduction in unit sales volumes across each of our reportable segments to allow our dealers to right-size pipeline inventory levels after the weather-impacted summer selling season and continuing softness in the saltwater category;

•	partially offset by the addition of our new Aviara brand.

Gross profit decreased $5.9 million, or 21.9 percent, to $21.1 million compared to $27.1 million for the prior-year period, principally driven by the lower unit sales volumes for each reportable segment.

The decrease in consolidated gross margin percentage is primarily attributable to a decrease in overhead absorption due to the lower unit sales volumes across each reportable segment.

Operating expenses decreased $1.5 million, or 12.5 percent, to $10.8 million for the second quarter compared to $12.4 million for the prior-year period. The decrease was primarily due to a reduction in transaction expenses attributable to the Crest acquisition in fiscal 2019, and a reduction in compensation expenses.

Net Income for the second quarter was $6.9 million, or $0.37 per share, reflecting a decrease of, $0.17 or 31.5 percent, compared to $10.2 million, or $0.54 per share, for the prior-year period. Adjusted Net Income of $8.2 million, or 0.43 per share, on a fully diluted, weighted average share count of 18.9 million shares, was computed using the company’s estimated annual effective tax rate of approximately 23.0 percent. This compares to Adjusted Net Income of $12.1 million, or 0.64 per fully diluted share, in the prior-year period.

Adjusted EBITDA was $13.6 million for the second quarter, compared to $18.6 million in the prior-year period. Adjusted EBITDA margin was 13.6 percent, down from 15.3 percent in prior-year period principally due to decreased operating leverage on lower unit sales volumes.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Net Income per share to the most directly comparable financial measures presented in accordance with GAAP.

Outlook

Said Brightbill, “As we look to the second half of the year, we continue to be pleased by the retail momentum we experienced in the first half of the year, early boat show results and the successful roll-out of our new Aviara brand. Aviara’s strong retail performance to-date reinforces our bullish prospects for the brand this year and beyond. While we are encouraged by the improved industry retail trends to-date, and the progress we see across all our brands, visibility will remain limited until we are further into the retail selling season. Longer-term, we are confident in the strength of our brands and believe the new strategy we are implementing will unlock opportunities to drive profitable growth and increased value creation.”

Given the above-mentioned factors, the company is maintaining its consolidated fiscal 2020 outlook, which is as follows:

•	Net Sales – down low-single digit percent
•	Adjusted EBITDA Margin – down 50 to 100 basis points
•	Adjusted Earnings per Share – down high-single digit percent

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss second quarter 2020 results today, February 5, 2020, at 8:30 a.m. EST. To access the call, dial (800) 219-6861 (domestic) or (574) 990-1024 (international) and provide the operator with the conference ID 9142949. Please dial in at least 10 minutes prior to the call. To access the live webcast, go to the investor section of the company’s website, www.mastercraft.com, on the day of the conference call and click on the webcast icon.

For an audio replay of the conference call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international) and enter audience passcode 9142949. The audio replay will be available beginning at 12 p.m. EST on Thursday, February 5, 2020, through 11:59 p.m. EST on Thursday, February 19, 2020.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its four brands, MasterCraft, NauticStar, Crest and Aviara. Through these four brands, MasterCraft Boat Holdings has leading market share positions in four of the fastest growing segments of the powerboat industry – performance sport boats, outboard saltwater fishing, pontoon boats, and large, luxury day boats. For more information about MasterCraft Boat Holdings, and its four brands, visit: Investors.MasterCraft.com, www.MasterCraft.com, www.NauticStarBoats.com, www.CrestPontoonBoats.com, and www.AviaraBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning an exciting pipeline of launches; our ability to continue our operating momentum, capture additional market share and deliver continued growth; expectations regarding driving margin expansion, sales increases and organic growth; our fiscal 2020 outlook and key growth initiatives; and our anticipated financial performance for fiscal 2020.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, changes to U.S. federal income tax law, the overall impact and interpretation of which remain uncertain, and the successful introduction of our new products. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019, filed with the Securities and Exchange Commission (the “SEC”) on September 13, 2019 and our other filings with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the condensed consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three and Six Months Ended December 29, 2019

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 29,	December 30,	December 29,	December 30,
	2019	2018	2019	2018

Net sales	$99,628	$121,541	$209,417	$215,182
Cost of sales	78,486	94,467	162,742	164,906
Gross profit	21,142	27,074	46,675	50,276
Operating expenses:
Selling and marketing	4,343	4,257	8,407	8,547
General and administrative	5,477	7,108	13,262	13,880
Amortization of other intangible assets	987	987	1,974	1,517
Total operating expenses	10,807	12,352	23,643	23,944
Operating income	10,335	14,722	23,032	26,332
Other expense:
Interest expense	1,237	2,042	2,581	2,962
Income before income tax expense	9,098	12,680	20,451	23,370
Income tax expense	2,219	2,492	4,949	4,718
Net income	$6,879	$10,188	$15,502	$18,652

Earnings per share:
Basic	$0.37	$0.55	$0.83	$1.00
Diluted	$0.37	$0.54	$0.83	$0.99
Weighted average shares used for computation of:
Basic earnings per share	18,730,688	18,653,111	18,727,267	18,649,575
Diluted earnings per share	18,770,783	18,772,322	18,770,770	18,770,543

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	December 29,	June 30,
	2019	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,448	$5,826
Accounts receivable, net of allowances of $193 and $281, respectively	4,383	12,463
Income tax receivable	1,762	951
Inventories, net	29,486	30,660
Prepaid expenses and other current assets	4,259	4,464
Total current assets	45,338	54,364
Property, plant and equipment, net	41,562	33,636
Goodwill	74,030	74,030
Other intangible assets, net	77,824	79,799
Deferred income taxes	5,559	6,240
Deferred debt issuance costs, net	398	451
Operating lease assets	861	—
Other long-term assets	246	253
Total assets	$245,818	$248,773
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,637	$17,974
Income tax payable	—	426
Accrued expenses and other current liabilities	38,803	41,421
Current portion of long-term debt, net of unamortized debt issuance costs	8,994	8,725
Total current liabilities	57,434	68,546
Long-term debt, net of unamortized debt issuance costs	96,683	105,016
Operating lease liabilities	529	—
Unrecognized tax positions	3,262	2,895
Total liabilities	157,908	176,457
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 18,872,166 shares at December 29, 2019 and 18,764,037 shares at June 30, 2019	189	188
Additional paid-in capital	115,673	115,582
Accumulated deficit	(27,952)	(43,454)
Total stockholders' equity	87,910	72,316
Total liabilities and stockholders' equity	$245,818	$248,773

Supplemental Operating Data

The following table presents certain supplemental operating data for the periods indicated:

	Three Months Ended			Six Months Ended
	December 29,	December 30,		December 29,	December 30,
	2019	2018	Change	2019	2018	Change
	(Dollars in thousands)			(Dollars in thousands)
Unit sales volume:
MasterCraft	716	893	(19.8)%	1,457	1,741	(16.3)%
NauticStar	337	480	(29.8)%	733	906	(19.1)%
Crest(a)	420	675	(37.8)%	946	675	40.1%
Consolidated	1,473	2,048	(28.1)%	3,136	3,322	(5.6)%
Net Sales:
MasterCraft	$67,757	$76,397	(11.3)%	$140,670	$152,631	(7.8)%
NauticStar	15,576	19,196	(18.9)%	33,571	36,603	(8.3)%
Crest(a)	16,295	25,948	(37.2)%	35,176	25,948	35.6%
Consolidated	$99,628	$121,541	(18.0)%	$209,417	$215,182	(2.7)%
Net sales per unit:
MasterCraft	$95	$86	10.5%	$97	$88	10.2%
NauticStar	46	40	15.0%	46	40	15.0%
Crest(a)	39	38	2.6%	37	38	(2.6)%
Consolidated	68	59	15.3%	67	65	3.1%
Gross margin percentage	21.2%	22.3%	-110 bpts	22.3%	23.4%	-110 bpts

(a)	Crest was acquired on October 1, 2018.

Non-GAAP Measures

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

We define EBITDA as earnings before interest expense, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, these adjustments include Aviara (new brand) startup costs, transaction expenses associated with acquisitions and certain non-cash items including share-based compensation, and an acquisition-related inventory step-up adjustment. We define Adjusted EBITDA Margin as Adjusted EBITDA expressed as a percentage of Net sales.

Adjusted Net Income and Adjusted Net Income per share

We define Adjusted Net Income and Adjusted Net Income per share as net income adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, these adjustments include Aviara (new brand) startup costs, transaction expenses associated with acquisitions, and certain non-cash items including other intangible asset amortization, share-based compensation, and an acquisition-related inventory step-up adjustment.

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Net Income per share, which we refer to collectively as the Non-GAAP Measures, are not measures of net income or operating income as determined under accounting principles generally accepted in the United States, or U.S. GAAP. The Non-GAAP Measures are not measures of performance in accordance with U.S. GAAP and should not be considered as an alternative to net income, net income per share, or operating cash flows determined in accordance with U.S. GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow for management’s discretionary use. We believe that the inclusion of the Non-GAAP Measures is appropriate to provide additional information to investors because securities analysts and investors use the Non-GAAP Measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income and Adjusted Net Income per share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with U.S. GAAP, provides a more complete understanding of factors and trends affecting our business than does U.S. GAAP measures alone.  We believe Adjusted Net Income and Adjusted Net Income per share assists our board of directors, management, investors, and other users of the financial statements in comparing our net income on a consistent basis from period to period because it removes non-cash items and items not indicative of our core and/or ongoing operations. The Non-GAAP Measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Adjusted EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	Adjusted EBITDA does not reflect our tax expense or any cash requirements to pay income taxes;
•	Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•

Adjusted Net Income, Adjusted Net Income per share, and Adjusted EBITDA do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our core and/or ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies, including companies in our industry.

We do not provide forward-looking guidance for certain financial measures on a U.S. GAAP basis because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

The following table presents a reconciliation of net income as determined in accordance with U.S. GAAP to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated:

	Three Months Ended		Six Months Ended
	December 29,	December 30,	December 29,	December 30,
	2019	2018	2019	2018
	(Dollars in thousands)		(Dollars in thousands)
Net income	$6,879	$10,188	$15,502	$18,652
Income tax expense	2,219	2,492	4,949	4,718
Interest expense	1,237	2,042	2,581	2,962
Depreciation and amortization	2,683	1,923	5,053	3,359
EBITDA	13,018	16,645	28,085	29,691
Aviara start-up costs(a)	507	483	815	763
Share-based compensation	32	404	544	788
Transaction expense(b)	—	699	—	2,017
Inventory step-up adjustment - acquisition related(c)	—	382	—	382
Adjusted EBITDA	$13,557	$18,613	$29,444	$33,641
Adjusted EBITDA margin	13.6%	15.3%	14.1%	15.6%

(a)

Represents start-up costs associated with Aviara, a completely new boat brand in an industry category previously not served by the Company. We began selling the brand’s first two models, the AV32 and the AV36, during the first and second quarters of fiscal 2020, respectively. We expect to begin selling one additional model, the AV40, in late fiscal 2020. Start-up costs presented for fiscal 2020 are related to the AV36 and AV40 models. Start-up costs presented for fiscal 2019 are related to the launch of the Aviara brand and the three initial Aviara models which had not yet begun selling. We expect to adjust EBITDA for Aviara start-up costs through fiscal 2020.

(b)	Represents fees and expenses associated with our acquisition of Crest in fiscal 2019.
(c)	Represents post-acquisition adjustment to cost of goods sold for the fair value step up of inventory acquired, all of which was sold during fiscal 2019.

The following table presents a reconciliation of net income as determined in accordance with U.S. GAAP to Adjusted Net Income for the periods indicated:

	Three Months Ended		Six Months Ended
	December 29,	December 30,	December 29,	December 30,
	2019	2018	2019	2018
	(Dollars in thousands, except for share and per share amounts)		(Dollars in thousands, except for share and per share amounts)
Net income	$6,879	$10,188	$15,502	$18,652
Income tax expense	2,219	2,492	4,949	4,718
Amortization of acquisition intangibles	961	961	1,921	1,464
Aviara start-up costs(a)	507	483	815	763
Share-based compensation	32	404	544	788
Transaction expense(b)	—	699	—	2,017
Inventory step-up adjustment - acquisition related(c)	—	382	—	382
Adjusted Net Income before income taxes	10,598	15,609	23,731	28,784
Adjusted income tax expense(d)	2,438	3,512	5,458	6,476
Adjusted Net Income	$8,160	$12,097	$18,273	$22,308

Adjusted net income per common share
Basic	$0.44	$0.65	$0.98	$1.20
Diluted	$0.43	$0.64	$0.96	$1.18
Weighted average shares used for the computation of:
Basic Adjusted net income per share	18,730,688	18,653,111	18,727,267	18,649,575
Diluted Adjusted net income per share(e)	18,949,175	18,849,173	18,954,927	18,861,834

(a)

Represents start-up costs associated with Aviara, a completely new boat brand in an industry category previously not served by the Company. We began selling the brand’s first two models, the AV32 and the AV36, during the first and second quarters of fiscal 2020, respectively. We expect to begin selling one additional model, the AV40, in late fiscal 2020. Start-up costs presented for fiscal 2020 are related to the AV36 and AV40 models. Start-up costs presented for fiscal 2019 are related to the launch of the Aviara brand and the three initial Aviara models which had not yet begun selling. We expect to adjust net income for Aviara start-up costs through fiscal 2020.

(b)	Represents fees and expenses associated with our acquisition of Crest in fiscal 2019.
(c)	Represents post-acquisition adjustment to cost of goods sold for the fair value step-up of inventory acquired, all of which was sold during fiscal 2019.
(d)	Reflects income tax expense at an estimated annual effective income tax rate of 23.0% for fiscal 2020 and 22.5% for the prior-year period.
(e)	See table below for reconciliation of weighted average shares used for computation of Basic earnings per share to weighted average shares used for Diluted Adjusted Net Income per share.

The following table presents the reconciliation of weighted average shares used for computation of Basic earnings per share to weighted average shares used for Diluted Adjusted Net income per share:

	Three Months Ended		Six Months Ended
	December 29,	December 30,	December 29,	December 30,
	2019	2018	2019	2018
Weighted average shares used for computation of Basic earnings per share	18,730,688	18,653,111	18,727,267	18,649,575
Dilutive effect of outstanding stock options(a)	9,930	36,988	16,066	51,171
Dilutive effect of outstanding restricted share awards/units(b)	208,557	159,074	211,594	161,088
Weighted average shares used for the computation of Diluted Adjusted Net Income per share	18,949,175	18,849,173	18,954,927	18,861,834

(a)

Represents the dilutive effect of stock options calculated using the treasury stock method, but instead of using the average market price, the market price on the last business day of the period is used.

(b)	Represents the dilutive effect of restricted stock awards (“RSAs”) and performance stock units (“PSUs”) assuming the total outstanding awards/unit at each period end are fully dilutive.

The following table presents the reconciliation of net income per diluted share to Adjusted net income per diluted weighted average share for the periods presented:

	Three Months Ended		Six Months Ended
	December 29,	December 30,	December 29,	December 30,
	2019	2018	2019	2018
Net income per diluted share	$0.37	$0.54	$0.83	$0.99
Impact of adjustments:
Income tax expense	0.12	0.13	0.26	0.25
Amortization of acquisition intangibles	0.05	0.05	0.10	0.08
Aviara startup costs(a)	0.03	0.03	0.04	0.04
Share-based compensation	—	0.02	0.03	0.04
Transaction expense(b)	—	0.04	—	0.11
Inventory step-up adjustment - acquisition related(c)	—	0.02	—	0.02
Adjusted Net income per diluted share before income taxes	0.57	0.83	1.26	1.53
Impact of adjusted income tax expense on net income per diluted share before income taxes(d)	(0.13)	(0.19)	(0.29)	(0.35)
Impact of increased share count(e)	(0.01)	—	(0.01)	—
Adjusted Net Income per diluted weighted average share	$0.43	$0.64	$0.96	$1.18

(a)

Represents start-up costs associated with Aviara, a completely new boat brand in an industry category previously not served by the Company. We began selling the brand’s first two models, the AV32 and the AV36, during the first and second quarters of fiscal 2020, respectively. We expect to begin selling one additional model, the AV40, in late fiscal 2020. Start-up costs presented for fiscal 2020 are related to the AV36 and AV40 models. Start-up costs presented for fiscal 2019 are related to the launch of the Aviara brand and the three initial Aviara models which had not yet begun selling. We expect to adjust net income for Aviara start-up costs through fiscal 2020.

(b)	Represents fees and expenses associated with our acquisition of Crest in fiscal 2019.
(c)	Represents post-acquisition adjustment to cost of goods sold for the fair value step up of inventory acquired, all of which was sold during fiscal 2019.
(d)	Reflects income tax expense at an estimated annual effective income tax rate of 23.0% for fiscal 2020 and 22.5% for the prior-year period.
(e)

Reflects the impact of increased share counts giving effect to the exchange of all RSAs, the vesting of all PSUs and for the dilutive effect of stock options included in outstanding shares and rounding.

Investor Contacts:

MasterCraft Boat Holdings, Inc.

George Steinbarger

Vice President, Strategy & Business Development

(423) 884-7141

George.Steinbarger@mastercraft.com

Padilla

Matt Sullivan

(612) 455-1709

Matt.Sullivan@padillaco.com

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